EXHIBIT 10.5

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) dated as of the 14th day of March, 2024.

BETWEEN:

Lexaria Bioscience Corp. having an address at: 100 – 740 McCurdy Road, Kelowna, BC V1X 2P7

(“LBC”)

AND:

Nelson Cabatuan of [**]1

(the “Executive”)

WHEREAS LBC serves as the Nasdaq listed parent company of the following subsidiaries: Kelowna Management Services Corp. (“KMSC”), Poviva Corp. (“Poviva”), Lexaria CanPharm ULC (“CanPharm”), Lexaria Nicotine LLC (“Nicotine”), Lexaria Pharmaceutical Corp. (“Pharma”), Lexaria Hemp Corp. (“Hemp”), Lexaria CanPharm Holding Corp. (“Holding”), Lexaria Nutraceutical Corp. (“Nutra”) and such future subsidiary companies of LBC (“FutureCos”). Collectively LBC, KMSC, Poviva, CanPharm, Nicotine, Pharma, Hemp, Holding, Nutra and FutureCos are referred to herein as the “Company”.

WHEREAS, the Executive has expertise with acting in the capacity as a Chief Financial Officer for US publicly listed companies in addition to expertise with investor relations, capital fund raising and the biotechnology industry;

AND WHEREAS LBC wishes to engage the Executive as its Chief Financial Officer, and the Executive wishes to be employed as Chief Financial Officer, or such other title mutually agreeable to the Company and the Executive, on the terms set out in this Agreement;

AND WHEREAS LBC and the Executive have verbally agreed to terminate their former consulting relationship as established by a Limited Consulting Agreement entered into on March 1, 2024 upon the entrance into this Agreement;

_______________________________

1 [**] information has been redacted to exclude private information about the Executive.

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NOW THEREFORE, conditional upon the covenants and agreements set out in this Agreement; and other good and valuable consideration given by each party to the other, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties hereby agree as follows:

1. EMPLOYMENT

1.1. Position – LBC will employ the Executive in the position of Chief Financial Officer of the Company, or such other title mutually agreeable to the Company and the Executive. The Executive will report to the Chief Executive Officer or President or the Board of Directors of LBC (the “Board”) or to a committee or person designated thereby. The Executive will be responsible for and will perform the duties as set out in Schedule “A” to this Agreement, as well as any other duties as may be assigned to the Executive by LBC from time to time, which may include duties in relation to affiliates or subsidiaries of LBC. LBC may make changes without notice to duties and responsibilities of the Executive in accordance with the Company’s business needs and, provided the Executive’s duties and responsibilities remain commensurate to the duties and responsibilities customary to a Chief Financial Officer of a corporation engaged in a business similar to that of the Company or alternatively, may make material changes to the duties and responsibilities of the Executive and/or change the title of the Executive to reflect such material changes in duties and responsibilities, upon nine (9) months’ notice of same, whereby such changes will not constitute a breach of the terms of employment or constructive dismissal, provided that such changes in no way involve facilitation of the production or sale to consumers of products in any jurisdiction that are not considered federally permissible therein by the Company

1.2. Location – The Executive shall perform his duties remotely. The parties acknowledge and agree, however, that the nature of the Executive’s position and services hereunder may require a significant amount of travel by the Executive to jurisdictions that are agreeable to the Executive as a representative of the Company, including for the purposes of participating in trade shows, investor meetings and conferences, medical conferences, informational panels, presentations, media events, technology outlicensing, etc., and in discussions related to investment banking, commercial opportunities, client negotiations and more, with the understanding that any such travel expected of the Executive will be compliant with visa requirements for temporary business visiting purposes in any countries or jurisdictions to which the Executive is required to visit.

1.3. Term – The Executive’s employment with LBC under this Agreement will at all times be at-will commencing on March 14, 2024 (the “Effective Date”) and will continue until the Executive’s employment is terminated by LBC or the Executive. (the “Term”). As an at-will employee, either the Executive or LBC may terminate Employee’s employment at any time for any reason not prohibited by law.

1.4. Probation Period – The Executive and the Company acknowledge and agree that the first six (6) months of the Term shall constitute a probationary period (the “Probation”) whereby either party may, for any reason, choose to terminate this Agreement without any of the notice period or severance payment obligations being enforced, other than the Company’s liability to compensate the Executive for earned and unpaid wages and/or vacation pay and vested employee benefits.

1.5. Service – During the Term, the Executive will:

a)	well and faithfully serve the Company and use the Executive’s best efforts to promote the best interests of the Company;

b)	devote the whole of the Executive’s working time and attention to the business of the Company;

c)

not, without the prior written consent of the Company, which consent may be withheld at the sole discretion of the Company, engage in any other business, profession or occupation, or become involved in any capacity, directly or indirectly, with any other employer or business, where the Executive’s engagement or involvement conflicts or interferes with, or could reasonably conflict or interfere with at some future date, the Executive’s performance of the duties and obligations of the Executive to the Company; and

d)

comply and become familiar with all policies and procedures of the Company as amended or adopted from time to time. The Company reserves the right to introduce, administer, amend and/or delete policies and procedures in its sole discretion, and such actions will not constitute a breach of the terms of employment or constructive dismissal.

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1.6. D & O Insurance – During the Term, the Company will maintain in effect as appropriate, and pay for, Directors and Officers liability insurance in an amount determined by the Board acting reasonably for the benefit of the Executive in respect of his holding such positions with the Company.

1.7. Travel Insurance – During the Term, the Company will maintain travel insurance for the Executive which, in addition to the standard coverage provided by travel insurance, will specifically provide coverage for travel delays or medical issues associated with Covid-19 or such other pandemic or geographic specific health crisis as declared by the World Health Organization and applicable to the area the Executive is required to travel to on behalf of the Company.

2. COMPENSATION AND BENEFITS – During the Term, LBC will pay the Executive the compensation and provide the benefits as set out in Schedule “B”, as amended from time to time, which sets out completely the compensation and benefits entitlement of the Executive for all hours worked and all services provided to the Company pursuant to this Agreement, except as otherwise required by the British Columbia Employment Standards Act, as amended or replaced from time to time, or such similar legislation as may be appropriate in the geographic location in which the Executive resides, (the “ESA”). For clarity, regardless of the number of hours worked, except to the minimum extent, if any, required by the ESA, the Executive is not entitled to any additional remuneration, overtime, or time off in lieu or in addition to the compensation and benefits set out in this Schedule “B”. LBC may, from time to time, at its sole discretion, adjust the Executive’s compensation and benefits, and such changes will not constitute a breach of the terms of employment or constructive dismissal.

3. EXPENSES AND EQUIPMENT

3.1. Expenses – LBC will reimburse the Executive for reasonable business expenses incurred by the Executive in the furtherance of or in connection with the performance of the Executive’s duties under this Agreement,as more particularly set out in Schedule "B”.

4. TERMINATION OF AGREEMENT AND EMPLOYMENT

4.1. Termination by the Executive –The Executive’s employment may be terminated by the Executive for any reason or no reason at any time. The Executive agrees that he shall provide LBC with sixty (60) days written notice of termination.

4.2. Termination by LBC Without Just Cause – In the event LBC terminates the employment of the Executive without Just Cause (defined below), the Executive shall be entitled to:

a)	Any Accrued Wages (which includes any Base Salary that has been accrued but is unpaid and any vested vacation pay, vested benefits, and outstanding expense reimbursements);

b)

Any (i) Annual Bonus as described in Schedule B and amended from time to time that the Compensation Committee of LBC has authorized as payable based on its determination of PCMs that have been accomplished during the applicable calendar year before termination of employment, payable at such time as provided in Exhibit B, plus (ii) Material Transaction Bonus based on an applicable transaction completed before the termination of employment but unpaid as of the date of termination of employment, payable at such time as provided in Exhibit B, plus (iii) any Material Transaction Bonus as described in Schedule B and amended from time to time for any applicable transaction completed during the relevant post-employment period specified in Exhibit B and payable at such time as provided in Exhibit B; and

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c)

two (2) months’ Base Salary constituting severance payment plus one (1) additional month of Base Salary (up to a maximum of twenty-four (24) months’ Base Salary)of severance payment for each completed year of service with LBC after the Effective Date. Such severance payment shall be paid as salary continuation payments made in accordance with LBC’s regular payroll periods. Any severance payment that is scheduled to be paid prior to receipt by LBC of the general release noted below shall be held in escrow until such time as the general release has been received. Once the general release has been received from the Executive any escrowed severance payment amounts shall be paid with the next payroll period, but in any event no later than the 15th day of the third calendar month following termination.

Where this Agreement and the Executive’s employment is terminated in accordance with this Subsection 4.2, the Executive agrees to execute, and not revoke, a full and final general release in favour of LBC, in a form to be provided by LBC to be completed in such period as required by applicable law and not to exceed 60 days after the last day of employment, as a condition precedent to receiving the compensation set out in this Subsection 4.2. If the Executive does not execute such a release or such release is otherwise revoked by the Executive as permitted by applicable law, the Executive will receive only his Accrued Wages.

4.3. Termination by LBC for Just Cause – In the event LBC terminates this Agreement and the Executive’s employment with LBC at any time for Just Cause, the Executive shall only be entitled to his Accrued Wages. For purposes of this Agreement, the term “Just Cause” means2:

a)	Executive’s willful misconduct or gross negligence in connection with the performance of Executive’s duties;

b)	Executive’s misappropriation or embezzlement of funds or property of the Company or one of its clients;

c)	Executive’s fraud or dishonesty with respect to the Company or its clients;

d)	Executive’s conviction of or entering of a guilty plea or plea of no contest with respect to any felony or any other crime involving moral turpitude or dishonesty;

e)	Executive’s breach of fiduciary duties owed to the Company or one of its clients;

f)

The Company’s receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Company intends to institute any form of formal or informal regulatory action against Executive or against the Company based on Executive’s acts, omissions, or conduct;

_______________________________

2 For the avoidance of doubt, any uses or definitions of the term “Just Cause” within any Canadian Employment Standards Act or similar legislation do not apply to this Agreement or this Agreement’s use of that term.

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g)

Executive’s exhibition of a standard of behavior within the scope of or related to Executive’s employment that is materially disruptive to the orderly conduct of the Company’s business operations (including, without limitation, substance abuse, sexual harassment, or sexual misconduct);

h)

Executive’s failure to perform Executive’s duties and responsibilities under this Agreement to the satisfaction of the Company, including prolonged absences without the written consent of LBC; provided that the nature of such conduct shall be set forth with reasonable particularity in a written notice to Executive who shall have 10 days following delivery of such notice to cure such alleged conduct, provided that such conduct is, in the reasonable discretion of LBC, susceptible to a cure; or

i)	Executive’s material breach of this Agreement that is not cured within 20 days after written notice of such breach from LBC.

4.4. Directorship and Offices - Upon the termination of the Executive’s employment with LBC for any reason, the Executive will immediately resign any directorship or office held in all of the entities forming the Company and, except as provided in this Agreement, the Executive will not be entitled to receive any additional payment for loss of office or otherwise.

5. CONFIDENTIALITY

5.1. Definition of Company – For the purposes of this Section 5, as well as Sections 6 and 7 below, “Company” shall include the Company as defined in the preamble and any successor to LBC or other business entity that is related to or affiliated with the Company.

5.2. Confidential Information – For the purposes of this Agreement, “Confidential Information” means all information in any form, whether written, electronic, or oral, about or owned, used or licensed by the Company, including without limitation, information about their business operations, business interests, assets, liabilities, contracts, databases, computer software, scientific interests, clients and client lists, suppliers, credit information and pricing information, sales and marketing plans and strategies, proposals, research and development, new services or products research, financial data, technical information, employees and independent contractors, intellectual property, and all other information that is not generally, lawfully available to third parties or is treated by the Company as Confidential Information as well as all materials qualifying as trade secrets under applicable law. The Executive agrees that if he is uncertain as to whether any information constitutes Confidential Information, the Executive will treat such information as Confidential Information.

5.3. Non‑Disclosure of Information of the Company – The Executive acknowledges that by reason of his employment he will have access to Confidential Information of the Company. The Executive understands and acknowledges the importance of maintaining the security and confidentiality of Confidential Information, both during the Term and indefinitely after the Term. The Executive will, both during and indefinitely after the Term, maintain the confidentiality of the Confidential Information. The Executive will use and disclose the Confidential Information only during the Term and only as required for the performance of the Executive’s duties and obligations under this Agreement. The Executive will not use or disclose any Confidential Information for the Executive’s personal advantage or the advantage of any other person or entity. The Executive will use and take all reasonable security measures to protect the Confidential Information from loss, theft and unauthorized use, access, disclosure, duplication, modification and deletion.

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Nothing in this Agreement will prevent the Executive’s use or disclosure of information to governmental agencies in accord with whistleblower protection laws, or prevent the Executive from disclosing information which is lawfully available to the public for unrestricted use other than through the wrongful act or omission by the Executive or any other person or which is required to be disclosed under applicable laws or legal process. Although the Executive does not need to seek approval from the company before reporting a whistleblower claim and does not need to notify the Company after the fact, if the Executive is otherwise required to disclose Confidential Information under applicable laws or legal process, the Executive will provide the Company with as much advance notice as possible to enable the Company to have the opportunity to contest the disclosure or to obtain a protective order, and the Executive will strictly limit such disclosure only to the Confidential Information which is legally required to be disclosed. The Executive will cooperate with the Company in any efforts to obtain a protective order or other remedy or recourse, which the Company may seek to obtain in this regard.

Notwithstanding anything herein to the contrary, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Employee files a lawsuit for retaliation for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s or his attorney and use the trade secret information in the court proceeding, as long as Employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

5.4. Return of Confidential Information and Property – All Confidential Information is the exclusive property of the Company. The Executive will at any time upon request by the Company, and immediately upon the termination of the Executive’s employment, for any reason, promptly return to the Company all originals or copies of Confidential Information and any other property belonging to, or relating to the business of, the Company, whether stored or retained in any personal device or account.

6. INTELLECTUAL PROPERTY– All innovations, inventions, discoveries, improvements, devices, designs, practices, processes, methods, products or services that the Executive makes, develops, perfects, devises or reduces to practice during the Term that relate to the Company’s business, or result from any work the Executive performs for the Company (collectively, the “Company Intellectual Property”), are the Company’s sole property and shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended). The Executive will promptly inform, and disclose to, the Company all Company Intellectual Property that the Executive creates alone or in collaboration with others whether or not the Executive conceived of such during normal business hours. The Executive hereby irrevocably and unconditionally transfers and assigns to the Company, and its successors and assigns, any and all of his rights (including moral rights), title and interest in and to any and all of the Company Intellectual Property, and any copyright, trademark, patent applications or patents thereon. The Company retains legal ownership of the product of the Executive’s work and no Company Intellectual Property created by the Executive while employed by the Company can be claimed, construed, or presented as the Executive’s property, even after termination of the Executive’s employment. The Company Intellectual Property shall be considered the Company’s Confidential Information subject to the restrictions described above. On the Company’s reasonable request, the Executive will execute any document that the Company deems necessary to evidence the Company’s ownership of any of the Company Intellectual Property to apply for and obtain intellectual property registrations in the Canadian Intellectual Property Office, or any foreign equivalents, for any of the Company Intellectual Property.

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7. RESTRICTIVE COVENANTS

7.1. Definitions – For the purposes of this Section 7:

a)	“Customer” means any person or entity with whom the Executive had material contact and to whom the Executive provided products or services on behalf of the Company, or to whom the Company provided products or services and about whom the Executive received Confidential Information during the course of the Executive’s employment with the Company; provided that, after the termination of the Executive’s employment for any reason, “Customer” will only include those persons or entities who the Executive knew was a Customer at any time during the twelve (12) months preceding the termination of the Executive’s employment;

b)	“Competitive Business” means any company that earns revenues or anticipates earning revenues from sales or licensing related to products developed or created by way of combining molecules together with dehydration processing for the purposes of enhancing the pharmacokinetic performance of active pharmaceutical ingredients; and

c)	“Personnel” means any person or entity with whom the Executive had material contact and who the Executive knew was employed or engaged as a contractor by the Company during the course of the Executive’s employment with the Company.

7.2. Non-Solicitation – During the Term and for a period of six (6) months after the termination of the Executive’s employment for any reason, the Executive will not, directly or indirectly:

a)	contact or communicate with any Customer for the purpose of offering for sale any products or services relating to the Competitive Business;

b)	solicit, divert or take away from the Company the business of any Customer;

c)	solicit or encourage any Personnel to terminate their relationship with the Company; or

d)	entice or solicit away from the Company any Personnel for the purpose of competing with the Company in a Competitive Business.

7.3. Non-Disparagement – The Executive agrees that he will refrain from making any knowingly false and derogatory, negative or inaccurate statements about the Company or the Company’s employees.

7.4. No Conflicting Dutiesor Obligations – The Executive represents and warrants to the Company that he does not owe, and he will not during the Term undertake or agree to, any contractual or other duties or obligations to any other person or entity which may conflict or interfere with this Agreement or any of the Executive’s duties and obligations under this Agreement, or which may prevent the Executive from entering into this Agreement or performing any of the Executive’s duties and obligations under this Agreement, including any non-solicit or non-compete duties or obligations.

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7.5. Other Duties – The restrictions contained in Section 5 (Confidentiality), Section 6 (Intellectual Property) and Section 7 (Restrictive Covenants) of this Agreement are in addition to, and do not derogate from, any other duties and obligations (including fiduciary obligations) the Executive may have to the Company under any applicable laws.

7.6. Reasonableness of Restrictions –

a)	The Executive acknowledges and confirms that the obligations and covenants set out in Section 5 (Confidentiality), Section 6 (Intellectual Property), and Section 7 (Restrictive Covenants) of this Agreement are reasonable and necessary to protect the legitimate interests of the Company and that he has received reasonable and sufficient consideration for same. Without limiting the generality of the foregoing, the Executive hereby acknowledges and confirms that, given, among other things, the nature of the Company’s operations and the duties to be performed by the Executive hereunder, the geographic scope, duration and nature of the restricted activities set out in the aforesaid Sections are reasonable and necessary to protect the legitimate interests of the Company; and

b)	The Executive acknowledges and agrees that the obligations and covenants set out in Section 5 (Confidentiality), Section 6 (Intellectual Property), and Section 7 (Restrictive Covenants) of this Agreement will not preclude him from earning a reasonable livelihood following the cessation of his employment with LBC.

8. GENERAL

8.1. Enforcement – The Executive acknowledges and agrees that the covenants and obligations under Section 5 (Confidentiality), Section 6 (Intellectual Property), and Section 7 (Restrictive Covenants) of this Agreement are reasonable, necessary and fundamental to the protection of the Company’s legitimate business interests, and any breach of those covenants and obligations would result in loss and damage to the Company for which the Company could not be adequately compensated by an award of monetary damages. In the event of any actual or threatened breach of any of those covenants and obligations by the Executive, the Company will, in addition to all remedies available to the Company at law or in equity, be entitled as a matter of right to judicial relief by way of a restraining order and/or preliminary, interim, interlocutory or permanent injunction.

8.2. Severability – If any provision or part thereof of this Agreement is determined to be unenforceable or invalid for any reason, that unenforceable or invalid provision or part thereof will not affect the enforceability or validity of the remaining provisions of this Agreement which will remain in full force and effect, and any unenforceable or invalid provisions or parts thereof will be severable from the remainder of this Agreement.

8.3. Waiver – No consent or waiver, express or implied, by either party to or of any breach or default by the other party in the performance by the other of any or all of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default of the same or any other obligation of such party. Failure on the part of any party to complain of any act or failure to act of the other of them, or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder or of the right, then or subsequently, to declare a default.

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8.4. Governing Law – This Agreement and all related matters will be governed by, and construed in accordance with, the laws of Florida and the US federal laws applicable therein (excluding any choice of law rules). Any dispute arising from, connected with, or relating to this Agreement or any related matters will be resolved by the courts and tribunals of Florida, as applicable, and the parties hereby irrevocably submit and attorn to the original and exclusive jurisdiction of those courts and tribunals, as applicable.

8.5. Continuing Application – The terms of this Agreement will continue to apply throughout the Executive’s employment, regardless of:

a)	the Executive’s length of service; or

b)	any changes that may occur to the Executive’s position, duties and responsibilities, compensation or benefits, or other terms of employment; or

c)	any changes to the Company as a result of a reorganization, plan of arrangement, reverse take-over, merger or acquisition.

8.6. Statutory Deductions and Withholdings; Tax Reporting – All compensation, benefits and payments required to be made pursuant to this Agreement, including, but not limited to, termination payments, are subject to applicable statutory deductions and withholdings as required by applicable government statutes and regulations. LBC shall furnish to the Executive following each calendar year a United States Internal Revenue Service Form W-2 and any other tax information reporting forms as required by applicable government statutes and regulations, reporting all applicable amounts of compensation, benefits and payments required to be made pursuant to this Agreement.

8.7. Enurement ‑ This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors, personal representatives, permitted assigns, affiliates, subsidiaries, predecessors, liquidators, receivers, receiver managers, and trustees, as applicable.

8.8. Assignment of Rights - LBC may assign this Agreement to another person or entity. The Executive will not assign his rights under this Agreement, or delegate to others, any of the Executive’s functions and duties under this Agreement without the express written consent of LBC, which consent may be withheld in LBC’s sole discretion.

8.9. Legal Advice – The Executive acknowledges that it was recommended by LBC that the Executive obtain independent legal advice before executing this Agreement and represents that by executing this Agreement he has had the opportunity to do so. The Executive further acknowledges and agrees that he has read this Agreement, fully understands the terms of this Agreement, agrees that all such terms are reasonable, and agrees that the Executive is signing this Agreement freely, voluntarily and without duress.

8.10. Entire Agreement – This Agreement constitutes the entire agreement between the Executive and LBC regarding the Executive’s employment with LBC and supersedes all prior oral or written understandings and agreements regarding the Executive’s employment. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Executive and LBC other than as expressly set forth in this Agreement. Except as otherwise provided in this Agreement, any amendment or modification of this Agreement or additional obligation assumed by either party in connection with this Agreement will only be binding if evidenced in writing signed by each party.

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8.11. Survival – All sections of this Agreement that, by their drafting, are intended to survive the termination of the Executive’s employment, and all other provisions of this Agreement necessary for the interpretation or enforcement of any of those sections, will survive indefinitely after the termination of the Executive’s employment for any reason.

8.12. Section 409A – To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”). This Agreement shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A shall have no force and effect until amended to comply with Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event any payment or benefit hereunder is determined to constitute nonqualified deferred compensation subject to Section 409A that is payable upon separation from service, then to the extent necessary to comply with Section 409A, (i) termination of employment shall mean “separation from service” as defined under Section 409A, and (ii) such payment or benefit shall not be made, provided or commenced until six months after the date of the Executive’s separation from service. Lump sum payments will be made, without interest, as soon as administratively practicable following the six-month delay (or if earlier, the date of the Executive’s death). Any installments otherwise due during the six-month delay will be paid in a lump sum, without interest, as soon as administratively practicable following the six-month delay, and the remaining installments will be paid in accordance with the original schedule. For purposes of Section 409A, the right to a series of installment payments shall be treated as a right to a series of separate payments. Each separate payment in the series of separate payments shall be analyzed separately for purposes of determining whether such payment is subject to, or exempt from compliance with, the requirements of Section 409A. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or additional taxes under Section 409A, amounts reimbursable to the Executive under this Agreement shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year. The Company makes no representations or warranties that the payments provided under the Agreement comply with, or are exempt from, Section 409A, and in no event shall the Company be liable for any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

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8.13. Section 280G –

a)	Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to the Executive or for the Executive’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (the “Payments”) would be subject to the excise tax imposed by Section 4999 (or any successor provisions) of the Code, or any interest or penalty is incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, is hereinafter collectively referred to as the “Excise Tax”), then the Payments shall be reduced (but not below zero) if and to the extent that such reduction would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the Excise Tax), than if the Executive received all of the Payments. The Company shall reduce or eliminate the Payments, by first reducing or eliminating the portion of the Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the determination.

b)	All determinations required to be made under this Section, including whether and when an adjustment to any Payments is required and, if applicable, which Payments are to be so adjusted, shall be made by an independent accounting firm selected by the Company from among the four (4) largest accounting firms in the United States or any nationally recognized financial planning and benefits consulting company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and to the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the “change in control of the Company” (within the meaning of Sections 280G and 4999 of the Code) to which the Payments relate, Employer shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

[signature page to follow]

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IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the day and year first above written.

LEXARIA BIOSCIENCE CORP.

Per:

“Christopher Bunka”
Authorized Signatory

“Nelson Cabatuan”
Nelson Cabatuan

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Schedule “A”

Description of Duties

The Executive shall provide the following services to the Company, as determined by LBC:

(a)

All duties of a chief financial officer with review and signing authority, controller, and/or treasurer of a publicly traded pharmaceutical / bioscience / biotechnology company including sourcing and/or negotiating financial proposals and corporate financings; managing accounts receivable and accounts payable; preparation and review of financial statements, notes and various annual, monthly, quarterly and other regulatory reports; preparation and review of monthly and other financial forecasts; communicating to the board of all financial-related documents as requested; management of accounting staff; in coordination with the CEO, communications with shareholders and preparation and review of budgets, and preparation and implementation of internal accounting policies and procedures; and any other duties that should be reasonably expected by the Board of Directors or chief executive officer;

(b)

Collaborate with the president and/or chief executive officer to maintain and develop the financial reporting aspect only of the Company’s corporate/investor outreach materials as needed including overall corporate messaging through direct creation and development of corporate presentations, powerpoints, websites, shareholder and community communications, business plans, fact sheets, etc.;

(c)

Identify and evaluate opportunities for capital raising and/or strategic collaboration with suitable third-parties at appropriate points in time for the Company, including research, plan, propose, execute and close approved projects, acquisitions, mergers and partnerships, as well as locate and cultivate finance sources, all of which create value for the Company;

(d)

Work as needed with auditors, lawyers, partners, shareholders and other stakeholders as required by the Company and assist with the strategic corporate and financial planning; management of all the overall business operations; communications with shareholders; negotiation and management of agreements; and any other duties that should be reasonably expected by and at the pleasure of the Board of Directors.

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Schedule “B”

Compensation and Benefits

1. Compensation

A. Base Salary

Starting on the Effective Date, LBC will pay to the Executive an annual salary of US$198,000 (the “Base Salary”), less the applicable statutory deductions and withholdings required by law.  The Base Salary will be increased by US$12,000 on each of the first and second anniversaries of the Effective Date and thereafter may be increased from time to time in accordance with normal business practice and in the sole discretion of LBC and shall be paid in accordance with LBC’s standard payroll practices.

LBC and the Executive agree that for internal accounting purposes, the Base Salary may be allocated from an account or accounts of the Company other than LBC, in amounts determined by the management of LBC, but that at no such time shall such allocations result in less than the aggregate Base Salary payable to the Executive.  The Base Salary will be paid in accordance with LBC’s payroll practices, which may be amended from time to time.

B. Out of Pocket Expenses

The Executive’s out of pocket expenses incurred on behalf of the Company shall be paid by LBC (the “Disbursements”).  The Disbursements must be pre-approved by either the CEO or the President and will be limited to the foregoing:

i.

travelling and other costs actually and properly incurred by the Executive in connection with the Executive’s duties hereunder, up to a maximum of US$3,000.00 per month with such additional costs being subject to pre-approval by the management of the Company prior to any reimbursement. Both parties recognize that, as the financial condition of the Company improves or deteriorates, this amount may be increased or decreased without making changes to this document and without such changes constituting a termination of this Agreement, provided the Company makes the Executive aware of the changed amount;

ii.	specialized training and/or educational costs as authorized by the Company for the enhancement of any Services, up to a maximum of US$5,000.00 per year;

iii.	stationery and printing costs;

iv.	mileage allowance for personal vehicle use at US$0.67/mile when the Executive is required to use own vehicle for business purposes.

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C. Bonus

1. Milestone Bonus

The Executive shall be eligible to receive a bonus equal in value to up to 35% of the Base Salary in the first calendar year ending during the Term, 40% of the Base Salary in the second calendar year ending during the Term and 50% of the Base Salary in the third calendar year ending during the Term (in each case the “Annual Bonus”) based upon completion of performance criteria milestones (“PCM”s) to be approved by the Compensation Committee of the Board of LBC and disclosed to the Executive on an annual basis.  The Annual Bonus is not earned until the appropriate PCM is achieved, and then awarded and paid by LBC (or such other Company account as designated for internal accounting purposes) after completion of the applicable calendar year and assessment of performance, which will conclude within sixty (60) business days following the calendar year end, with the earned Annual Bonus paid within the two following pay cycles (and in no event later than March 15 immediately following the end of the applicable calendar year).

In order to be eligible to receive an Annual Bonus, the Executive must be Actively Employed on the date or dates that the PCM was accomplished pursuant to which the Annual Bonus becomes payable. “Actively Employed”, in reference to a certain date, means that the Executive is employed by LBC (including being on vacation or being on a statutory or other leave authorized by LBC) on the applicable date. Except to the minimum extent, if any, required by the ESA, “Actively Employed” does not include:

(a)

Any period following the date the Executive ceases to be employed by LBC upon termination of employment for any reason (whether voluntary or involuntary, and whether with or without just cause, and regardless of whether the termination is lawful or unlawful);

(b)

Any period in relation to which LBC provides written notice or payment in lieu of notice in respect of such termination of employment, in accordance with section 4.2 of this Agreement, or the common law, if applicable; or

(c)

Any period in relation to which LBC fails to give notice that ought to have been given pursuant to this Agreement or pursuant to any applicable law, including the common law, in respect of such termination of employment, and in relation to which damages may be awarded, including for the failure to provide such notice.

For further clarity,

if the Executive is not Actively Employed on the established payment date for an Annual Bonus but was Actively Employed when the PCM was accomplished, the Executive will be deemed to have earned the Annual Bonus, and he will be eligible to receive the portion of the Annual Bonus attributable to that PCM.

2. Material Transaction Bonuses

Change of Control

Subject to the exemption noted below, should a change of control (“Change of Control”) occur in LBC during the Term of this Agreement or within 3 months after the termination of the Executive pursuant to sections 4.1 or 4.2, then the Executive shall be entitled to a lump sum bonus payment.  Such lump sum bonus payment resulting from a Change of Control shall be equal to twelve (12) months of Base Salary if a Change of Control occurs during the first year of the Term, thirteen (13) months of Base Salary if a Change of Control occurs in the second year of the Term and fourteen (14) months of Base Salary if a Change of Control occurs in the third year of the Term or any subsequent year of the Term and shall be payable within ninety (90) days of such Change of Control (but in no event later than March 15 of the calendar year following the calendar year in which the Change of Control occurs).

In addition, should a Change of Control occur while the Executive is actively employed, any stock options or warrants to purchase common stock, as referred to in all existing and future agreements between LBC and the Executive, granted to the Executive (including any award that resulted from a substitution or replacement of equity awards upon Change of Control) shall become immediately vested and exercisable.

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A Change of Control includes any of the following events:

(a)	If any individual, partnership, company, society, or other legal entity (a “Person”), alone or together with any other Persons with whom it is acting jointly or in concert, becomes the beneficial owner of, or acquires the power to exercise control or direction over, directly or indirectly, such securities (or securities convertible into, or exchangeable for, securities) entitled to more than fifty percent (50%) or more of the votes exercisable by holders of the then-outstanding securities generally entitled to vote for the election of directors (“Voting Stock”) of LBC or if any Persons that previously were not acting jointly or in concert commence acting jointly or in concert and together beneficially own, or have the power to exercise control or direction over, securities entitled to more than fifty percent (50%) or more of the votes exercisable by holders of voting stock, or have rights of conversion which, if exercised, would permit such Persons to own or control such a percentage of votes;

(b)	LBC is merged, amalgamated or consolidated into or with another Person and, as a result of such business combination, a Person who previously did not hold or held securities representing less than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of LBC, either alone or together with any other persons with whom it is acting jointly or in concert, is now, either alone or together with any other persons with whom it is acting jointly or in concert, entitled to hold more than fifty percent (50%) of the votes, exercisable by holders of the Voting Stock of LBC or of such Person into which the Voting Stock of LBC has been converted;

(c)	The capital of LBC is reorganized and a Person, together with any other persons with whom it is acting jointly or in concert, which previously held securities representing less than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of LBC, now as a result of such reorganization, holds securities entitled to more than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of LBC;

(d)	LBC sells or otherwise transfers all or substantially all of its assets to another Person and a Person, together with any other persons with whom it is acting jointly or in concert, which previously held securities representing less than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of LBC, now as a result of such sale or transfer, holds securities entitled to more than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of LBC; or

(e)	During any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of LBC, or any directors whose appointment or election during such two-year period is endorsed by a majority of the members of the LBC’s board of directors then service on the board (but excluding for such purpose any director whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consent by or on behalf of a Person other than the LBC board) cease for any reason to constitute at least a majority of the board of directors of LBC or any successor company thereof.

EXEMPTION

In the event that the Company becomes financially distressed, it is accepted that the Executive will have failed in performing the Services to the extent necessary to create value and revenue for the Company.  In such circumstances, if a Change of Control is necessary in order to maintain the Company’s assets and/or shareholder value, the entitlement to the Change of Control payment shall become null and void.

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3. Affiliate Sale Bonus

Subject to the exemption noted below, should there be a sale of any of KMSC, Poviva, CanPharm, Nicotine, Pharma, Hemp, Holding, Nutra and/or FutureCos (collectively the “Affiliates”)  with each such sale being deemed an “Affiliate Sale”, either during the Term of this Agreement or within 6 months after the Executive’s termination pursuant to sections 4.1 or 4.2, then LBC shall be obligated to pay the Executive a one-time lump sum payment (the “Affiliate Sale Entitlement”).  The Affiliate Sale Entitlement shall be in the amount equal to 0.5% of the gross value of such Affiliate Sale if such Affiliate Sale occurs in the first year of the Term, 0.75% of the gross value of such Affiliate Sale if such Affiliate Sale occurs in the second year of the Term and 1.0% of the gross value of such Affiliate Sale if such Affiliate Sale occurs in the third year of the Term, with all such determinations of gross value determined by the Compensation Committee of the LBC board.  The Affiliate Sale Entitlement shall be paid to the Executive within 90 days of completion of the Affiliate Sale (but in no event later than March 15 of the calendar year following the calendar year in which the Affiliate Sale occurs).

An Affiliate Sale means any of the following events:

(a)	If any individual, partnership, company, society, or other legal entity that does not currently: control; be controlled by; or is under common control with, LBC (a “Person”), alone or together with any other Person with whom it is acting jointly or in concert, becomes the beneficial owner of, or acquires the power to exercise control or direction over, directly or indirectly, such securities (or securities convertible into, or exchangeable for, securities) entitled to more than fifty percent (50%) or more of the votes exercisable by holders of the then-outstanding securities generally entitled to vote for the election of directors (“Voting Stock”) of an Affiliate or if any Persons that previously were not acting jointly or in concert commence acting jointly or in concert and together beneficially own, or have the power to exercise control or direction over, securities entitled to more than fifty percent (50%) or more of the votes exercisable by holders of voting stock, or have rights of conversion which, if exercised, would permit such Persons to own or control such a percentage of votes;

(b)	An Affiliate is merged, amalgamated or consolidated into or with another Person and, as a result of such business combination, a Person who previously held securities representing less than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the Affiliate, either alone or together with any other persons with whom it is acting jointly or in concert, is now, either alone or together with any other persons with whom it is acting jointly or in concert, entitled to hold more than fifty percent (50%) of the votes, exercisable by holders of the Voting Stock of the Affiliate or of such Person into which the Voting Stock of the Affiliate has been converted;

(c)	The capital of an Affiliate is reorganized and a Person, together with any other Persons with whom it is acting jointly or in concert, which previously held securities representing less than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the Affiliate, now as a result of such reorganization, holds securities entitled to more than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the Affiliate; or

(d)	An Affiliate sells or otherwise transfers all or substantially all of its assets to another Person and a Person, together with any other persons with whom it is acting jointly or in concert, which previously held securities representing less than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the Affiliate, now as a result of such sale or transfer, holds securities entitled to more than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the Affiliate.

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EXEMPTION

In the event that the Company becomes financially distressed, it is accepted that the Executive will have failed in performing the Services to the extent necessary to create value and revenue for the Company.  In such circumstances, if an Affiliate Sale is necessary in order to maintain the Company’s assets and/or shareholder value, the entitlement to the Affiliate Sale Entitlement noted above, shall become null and void.

4. Incentive Equity Plan

The Executive will be entitled to participate in the Lexaria Incentive Equity Plan or any successor thereto, with such stock award amounts and exercise price, as applicable, to be determined by the Compensation Committee or the Board of Directors of LBC.

5. Vacation

The Executive will receive vacation time and pay in accordance with the Company’s policies and procedures as amended from time to time by the Company in its discretion. Currently, the Executive is entitled to four (4) weeks’ (i.e. 20 business days) of paid vacation, with an annual increase to such vacation entitlement of one (1) week up to a maximum of five (5) weeks’ of vacation annually.

Vacation must be taken in accordance with procedures of the Lexaria Employee Handbook. Carryover of unused vacation into the following calendar year is permitted, however thereafter any unused vacation days will expire and LBC is not obligated to compensate the Executive for any such expired vacation days.

Upon termination of employment for any reason, the Executive will receive only the minimum vacation pay required to be provided pursuant to the ESA. Vacation pay will not be provided in relation to any common law period of notice for which payment in lieu of notice is provided, if any, and will not form part of any damages for wrongful dismissal or otherwise, except to the minimum extent (if any) required by the ESA.

6. Sick Leave

The Executive shall be entitled to paid sick leave in the amount provided in LBC’s Employee Handbook which the Executive shall be required to review and sign as a part of his employment.  Currently the Executive Handbook provides for 10 paid sick days and it is agreed by LBC and the Executive that at no time shall such paid sick days be reduced during the term of the employment.

7. Paid Holidays

The Executive shall be entitled to paid holidays for those days which the United States of America has designated as statutory holidays.

8. Medical and Dental Benefits

The Executive shall be entitled to reimbursement of his medical and dental benefits up to a maximum of US$2,800 per month.

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